Exhibit 99.1

KODIAK OIL & GAS CORP. UPDATES RECENT

WELL COMPLETION

COMPANY’S STRONGEST BAKKEN WELL TO-DATE IPS AT 2,055 BOE/D

This press release relates to the offering of common stock by Kodiak Oil & Gas Corp. and should be read together with the preliminary prospectus that will be dated August 9, 2010 relating to this offering (the “Preliminary Prospectus”).  To review a filed copy of the current registration statement and preliminary prospectus, click the following link (or if such address has changed, by reviewing our filings on the SEC website at http://www.sec.gov):

http://sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001322866&owner=exclude&count=40

Our central index key, or CIK, on the SEC website is 0001322866.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

DENVER — August 9, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today provided initial production rates on its recently completed Moccasin Creek (MC) #13-34-28-2H well.  This release is provided to update the information concerning this well first reported in the Company’s earnings release on August 5, 2010 and in its filing on Form 10-Q for the quarter ended June 30, 2010.

As previously announced, Kodiak successfully completed and flow-tested the MC #13-34-28-2H (Kodiak-operated 59% working interest / 48% net revenue interest) well.  The well was completed in 15 stages through a 6,200-foot horizontal wellbore.  After flow testing for the past six days, the well has now stabilized sufficiently to report a 24-hour initial production rate.

The MC #13-34-28-2H well recorded 24-hour initial production rates of 1,870 barrels of oil per day (BOPD) and 1.1 million cubic feet of natural gas (MMcf) per day, or 2,055 barrels of oil equivalent (BOE) per day.  Kodiak completed the 24-hour production test utilizing a 22/64” choke with flowing casing pressure of 2,525 psi.  Since the flow test began on August 2, 2010, the well has cumulative production of 6,546 barrels of oil and 4.5 MMcf of natural gas, or 7,298 BOE.  During the last four days of full production, the well has produced 5,495 barrels of oil and 3.9 MMcf of natural gas, or 6,140 BOE for an average of 1,535 BOE per day.

Kodiak will next complete the MC # 13-34-28-1H offset well drilled from the same pad.  This well is a 9,800-foot horizontal lateral and is scheduled for completion in the third quarter of 2010 with 22 stages in its design.

“To provide comparison to our past wells, our SEC filing date requirement for our second quarter 2010 necessitated reporting on August 5, 2010 of the preliminary flow test rates for our MC #13-34-28-2H,” said Lynn A. Peterson, Kodiak’s President and CEO.  “These preliminary results indicated a very strong well. We are pleased to report that this well is our best well we have completed in the Bakken to-date, when considering that the well is producing on a 22/64th inch choke and that we are observing continued strong pressure.  This well again demonstrates Kodiak’s improved completion designs.  The well further confirms the resource potential of our acreage position in North Dakota, which we estimate has 177 total locations, including de-risked Bakken and developing Three Forks potential. Our Williston Basin position also includes an extension area in Montana, which we estimate having 36 locations. We believe these locations are based on conservative spacing estimates.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance and nature of operations, the Company’s expectations regarding the timing and success of its exploration and development plans, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

The issuer will file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and other documents the issuer will file with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11